Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-225450

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated June 15, 2018)

Stellar Biotechnologies, Inc.

3,444,773 Common Shares

This Prospectus Supplement No. 2 (this “Supplement No. 2”) is part of the prospectus of Stellar Biotechnologies, Inc. (the “Company”), dated June 15, 2018 (as supplemented by Prospectus Supplement No. 1, dated August 8, 2018, the “Prospectus”). This Supplement No. 2 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 2. Except to the extent that the information in this Supplement No. 2 modifies or supersedes the information contained in the Prospectus, this Supplement No. 2 should be read, and will be delivered, with the Prospectus. This Prospectus Supplement No. 2 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 2 is to update and supplement the information in the Prospectus with the information contained in the Company’s Current Report on Form 8-K for September 27, 2018, as filed with the Securities and Exchange Commission (“SEC”) on October 2, 2018, which is attached hereto.

Investing in our securities involves a high degree of risk. These risks are described in the “Risk Factors” section on page 9 of the Prospectus. You should also consider the risk factors described or referred to in any documents incorporated by reference in the Prospectus, and in an applicable prospectus supplement, before investing in these securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 2, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2018

STELLAR BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-37619	N/A
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

332 E. Scott Street

Port Hueneme, California 93041

(Address of principal executive offices) (Zip Code)

(805) 488-2800

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2018, Daniel E. Morse, Ph.D., notified Stellar Biotechnologies, Inc. (the “Company”), of his decision to retire from the Board of Directors (the “Board”), for health reasons, effective September 28, 2018. On October 1, 2018 the Board resolved to decrease the size of the Board from eight to seven directors, effective upon Dr. Morse’s retirement. Dr. Morse’s retirement from the Board is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stellar Biotechnologies, Inc.

Date: October 2, 2018	By:	/s/ Kathi Niffenegger
	Name:	Kathi Niffenegger
	Title:	Chief Financial Officer